UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2017

INTELLINETICS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-31671	87-0613716
(State or other jurisdiction	(Commission	(I.R.S Employer
of incorporation)	File Number)	Identification No.)

2190 Dividend Dr., Columbus, Ohio	43228
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (614) 388-8908

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2017, Murray Gross notified Intellinetics, Inc., a Nevada corporation (the “Company”), of his resignation from the board of directors of the Company (the “Board”) and from his position as Chairman of the Board, effective as of September 30, 2017. Mr. Gross had also served as a member and Chairman of the Nominating and Corporate Governance Committee of the Board, and as a member of the Audit Committee and the Compensation Committee of the Board. Mr. Gross’s resignation was not as a result of any disagreement with the Company.

On October 5, 2017, the Board appointed Robert Schroeder as Chairman of the Board. Mr. Schroeder has served as a director of the Company since September 2013, and is currently Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. In connection with Mr. Gross’s resignation, the Board also appointed Mr. Schroeder as Chairman of the Nominating and Corporate Governance Committee. Mr. Schroeder will receive the standard annual compensation payable to the Chairman of the Board as set by the Compensation Committee, which consists of an award of $25,000 in restricted shares of common stock, par value $.001 per share (“Common Stock”), of the Company, based on the closing sale price of the Common Stock on the date of the grant, provided that such compensation will be pro-rated for the remainder of calendar year 2017.

Also on October 5, 2017, the Board elected Roger Kahn to serve as a member of the Board until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. The Board also appointed Mr. Kahn as a member of the Audit Committee.

Mr. Kahn, age 48, has served as President and Chief Executive Officer of Bridgeline Digital, Inc. (“Bridgeline”), a web content management solutions provider, since May 2016. Mr. Kahn previously served as Co-Interim Chief Executive Officer and President of Bridgeline from December 2015 to May 2016, and as Chief Operating Officer from August 2015 to May 2016. From 2008 to September 2016, Mr. Kahn was a partner at Great Land Holdings, a resort development company. Mr. Kahn received his Ph.D. in Computer Science and Artificial Intelligence from the University of Chicago.

As a non-employee director of the Company, Mr. Kahn will receive the standard compensation for non-employee directors, which includes an annual cash payment of $7,500 and an annual grant of $7,500 in restricted shares of Common Stock based on the closing sale price of the Common Stock on the date of the grant, which director compensation will be pro-rated for the remainder of calendar year 2017.

There is no arrangement or understanding between Mr. Kahn and any other person pursuant to which Mr. Kahn was elected as a director of the Company. There are no family relationships between Mr. Kahn and any director or executive officer of the Company.

During the last two fiscal years, Mr. Kahn has participated as an investor in two private placements of securities by the Company, on the same terms as the other investors in such private placements.

On December 31, 2015, Mr. Kahn entered into a Note Exchange Agreement with the Company pursuant to which Mr. Kahn exchanged a convertible note of the Company held by Mr. Kahn with an aggregate principal balance and accrued interest of $19,092 for 34,093 shares of Common Stock of the Company, and a five-year warrant to purchase up to 15,910 shares of Common Stock at an exercise price of $0.65 per share.

On January 25, 2016, Mr. Kahn entered into a Securities Purchase Agreement with the Company pursuant to which Mr. Kahn paid an aggregate purchase price of $15,000 in exchange for 25,000 shares of Common Stock and a five-year warrant to purchase up to 12,500 shares of Common Stock at an exercise price of $0.65 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLINETICS, INC.

By:	/s/ James F. DeSocio
James F. DeSocio
President and Chief Executive Officer

Dated: October 5, 2017